D E  V I S S E R  G R A Y  L L P

CHARTERED ACCOUNTANTS

401 - 905 West Pender Street

Vancouver, BC Canada

V6C 1L6

Tel: (604) 687-5447

Fax: (604) 687-6737

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion of in the registration statement of Animas Resources Ltd. on Form 20-F of our report dated April 18, 2008 to the Company’s directors in connection with our audit of the Company’s financial statements.  These financial statements presented the Company’s financial position as at July 31, 2007 and December 31, 2007 and the results of its operations and related cash flows the year and five month period then ended, respectively.

/s/De Visser Gray LLP

CHARTERED ACCOUNTANTS

Vancouver, BC

June 24, 2008